                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-12

                         HERITAGE PROPANE PARTNERS, L.P.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

         (5)      Total fee paid:

                  --------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

                  --------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------

         (3)      Filing Party:

                  --------------------------------------------------------------

         (4)      Date Filed:

                  --------------------------------------------------------------

                   [LOGO FOR HERITAGE PROPANE PARTNERS, L.P.]
                        8801 SOUTH YALE AVENUE, SUITE 310
                              TULSA, OKLAHOMA 74137

                                                                          , 2001

To our common unitholders:

         You are cordially invited to attend a special meeting of the common unitholders of Heritage Propane Partners, L.P. to be held at Bank of Oklahoma
Tower, 7 West 2nd Street, 9th Floor, Tulsa, Oklahoma 74137 on            , 2002,
          at local time. The Board of Directors of Heritage Holdings, Inc., our general partner, has called the special meeting. At this important meeting, you will be asked to consider and vote upon the following matters:

         1. A proposal to approve (a) a change in the terms of our class B subordinated units to provide that each class B subordinated unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the "Listing Proposal"). Upon approval of this proposal, all 1,382,514 outstanding class B subordinated units will automatically convert into 1,382,514 common units.

         2. A proposal to amend our partnership agreement to make the current owner of our general partner, U.S. Propane, L.P., our new general partner in place of Heritage Holdings (the "Amendment Proposal").

         The board of directors of our general partner unanimously recommends that the common unitholders approve both proposals.

         We are submitting these proposals to you as a result of a series of transactions in August 2000 in which U.S. Propane acquired Heritage Holdings and sold its propane operations to our partnership. These transactions made us the fourth largest retail marketer of propane in the United States.

         At the closing of the transactions with U.S. Propane, the former stockholders of Heritage Holdings contributed approximately $50 million to our partnership in exchange for a total of 2,544,328 units, consisting of 1,161,814 common units and 1,382,514 class B subordinated units. These 1,382,514 class B subordinated units represent an 8.75% limited partner interest in our partnership. We chose to issue some of the units as class B subordinated units because to issue 2,544,328 common units would have required a common unitholder vote under the rules of the New York Stock Exchange and delayed completion of the transactions with U.S. Propane to the possible detriment of our partnership. We wanted to be able to integrate the operations of U.S. Propane with ours and secure propane supply before the heating season began in order to derive the full benefit of the combined operations during the winter. Closing when we did enabled us to accomplish this integration successfully as evidenced by the record earnings and EBITDA reported for the fiscal year ended August 31, 2001. For example, we were able to achieve eleven blend-ins of multiple districts in the same city and commit for propane supply at a price which turned out to be significantly lower than the subsequent winter prices. Over the past five quarters, we have been able to increase our annualized distribution by $.25 per unit, to $2.50, largely due to this successful combination. The time required to obtain a common unitholder vote before closing would have meant that we could not have completed the transactions in that time frame. Therefore, certain former stockholders of Heritage Holdings, who are also members of management, agreed to take class B subordinated units in lieu of common units, provided we would ask our common unitholders to approve the conversion of those class B subordinated units into common units at a later date. We are now asking you to approve this conversion.

         We are also asking you to approve an amendment to our partnership agreement to allow U.S. Propane to hold our 2% general partner interest and incentive distribution rights directly, rather than through Heritage Holdings.

As part of the transactions with U.S. Propane we agreed to request approval for this amendment. The change in our general partner will have no adverse impact on our distributions to our common unitholders or the common unit price. Your current board of directors and senior management will continue to manage our partnership and there is no adverse effect to you of this amendment.

         Your vote is important. Even if you plan to attend the special meeting, I urge you to mark, sign and date the enclosed proxy card and return it promptly. You will retain the option to revoke it at any time before the vote, or to vote your common units personally if you attend the special meeting. For the Listing Proposal to be approved, it must have the support of a majority of the common units voted at the special meeting. For the Amendment Proposal to be approved, it must have the support of the majority of the votes entitled to be voted by the common unitholders and a majority of the votes entitled to be voted by the class B subordinated unitholders, each voting as a separate class. The class B subordinated unitholders have already unanimously approved the Amendment Proposal.

         I urge you to review carefully the attached proxy statement, which contains a detailed description of the proposals to be voted upon at the special meeting.


                                       Sincerely,



                                       H. Michael Krimbill
                                       President and Chief Executive Officer
                                       Heritage Holdings, Inc.

                         HERITAGE PROPANE PARTNERS, L.P.
                        8801 SOUTH YALE AVENUE, SUITE 310
                              TULSA, OKLAHOMA 74137

                 NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS
                        TO BE HELD ON             , 2002

To our common unitholders:

         A special meeting of our common unitholders will be held at Bank of Oklahoma Tower, 7 West 2nd Street, 9th Floor, Tulsa, Oklahoma 74137 on
     , 2002, at               local time for the following purposes:

         1. To consider and vote upon a proposal to (a) approve a change in the terms of our class B subordinated units to provide that each class B subordinated unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

         2. To consider and vote upon a proposal to amend our partnership agreement to make U.S. Propane, L.P., the current owner of our general partner, Heritage Holdings, Inc., our new general partner in place of Heritage Holdings, Inc.

         We have set the close of business on          , 2001 as the record date
for determining which common unitholders are entitled to receive notice of and to vote at the special meeting. A list of common unitholders entitled to vote is on file at our principal offices, 8801 South Yale Avenue, Suite 310, Tulsa, Oklahoma 74137, and will be available for inspection by any common unitholder during the meeting.

         YOUR VOTE IS IMPORTANT. If you cannot attend the special meeting, you may vote by mailing the proxy card in the enclosed postage-prepaid envelope. Any common unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card.

                                       BY ORDER OF THE BOARD OF DIRECTORS
                                       OF HERITAGE HOLDINGS, INC.



                                       Larry J. Dagley
                                       Vice President, Chief Financial Officer,
                                         Treasurer and Secretary
                                       Heritage Holdings, Inc., as General
                                         Partner


Tulsa, Oklahoma

         , 2001

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS.............................................................................................1
HERITAGE PROPANE PARTNERS, L.P....................................................................................3
THE TRANSACTION WITH U.S. PROPANE.................................................................................4
OUR STRUCTURE AND OWNERSHIP.......................................................................................6
OWNERSHIP STRUCTURE CHART PRIOR TO CONVERSION OF CLASS B SUBORDINATED UNITS AND CHANGE OF GENERAL PARTNER.........7
OWNERSHIP STRUCTURE CHART AFTER CONVERSION OF CLASS B SUBORDINATED UNITS AND CHANGE OF GENERAL PARTNER............8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....................................................9
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS....................................................................11
DESCRIPTION OF UNITS.............................................................................................12
THE LISTING PROPOSAL.............................................................................................16
THE AMENDMENT PROPOSAL...........................................................................................18
BOARD RECOMMENDATION.............................................................................................19
THE SPECIAL MEETING..............................................................................................19
FORWARD-LOOKING STATEMENTS.......................................................................................22
WHERE YOU CAN FIND MORE INFORMATION ABOUT US.....................................................................22
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................23

ANNEX A AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HERITAGE PROPANE PARTNERS, L.P.

ANNEX B AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HERITAGE OPERATING, L.P.

                         HERITAGE PROPANE PARTNERS, L.P.
                        8801 SOUTH YALE AVENUE, SUITE 310
                              TULSA, OKLAHOMA 74137

                                 PROXY STATEMENT

                      SPECIAL MEETING OF COMMON UNITHOLDERS
                                               , 2002

         This proxy statement contains information related to the special meeting of common unitholders of Heritage Propane Partners, L.P. ("Heritage") and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy is first being mailed to the common unitholders of
Heritage on or about         , 2001.

                              QUESTIONS AND ANSWERS

         The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Common unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT INNISFREE M&A INCORPORATED AT 1-888-750-5834 OR 501 Madison Avenue, 20th Floor, New York, New York 10022.

Q:       WHO IS SOLICITING MY PROXY?

A: Heritage Holdings, Inc. ("Heritage Holdings"), our general partner, is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders. Certain directors, officers and employees of Heritage Holdings and Innisfree M&A Incorporated (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:       WHEN AND WHERE IS THE SPECIAL MEETING?

A:       The special meeting will be held on           , 2002, at          local
         time at Bank of Oklahoma Tower, 7 West 2nd Street, 9th Floor, Tulsa, Oklahoma 74137.

Q:       WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A: At the special meeting, our common unitholders will act upon the following two proposals:

         o A proposal to approve (a) a change in the terms of our class B subordinated units to provide that each class B subordinated unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the "Listing Proposal"). Upon approval of this proposal, all 1,382,514 outstanding class B subordinated units will automatically convert into 1,382,514 common units.

         o A proposal to amend our partnership agreement to make the current owner of our general partner, U.S. Propane, L.P. ("U.S. Propane"), our new general partner in place of Heritage Holdings (the "Amendment Proposal").

Q:       WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:       All common unitholders who owned our common units at the close of
         business on the record date,             , 2001, are entitled to
         receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting.

Q:       HOW DO I VOTE?

A: Just mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting. You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Q:       WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

Q: IF MY COMMON UNITS ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY COMMON UNITS FOR ME?

A: Your broker will not vote your common units unless you provide instructions on how to vote. You should instruct your broker how to vote your common units upon receipt of your broker's request for voting instructions. Without your instructions, your common units will not be voted.

Q:       WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF HERITAGE
         HOLDINGS?

A: The Board of Directors of Heritage Holdings recommends that you vote FOR the Listing Proposal and FOR the Amendment Proposal.

Q:       WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A: The Listing Proposal requires the approval of a majority of the common units voted at the special meeting, provided that the total votes cast on the Listing Proposal represent a majority of the common units entitled to vote. The Amendment Proposal requires the approval of a majority of common units entitled to vote and outstanding as of the record date and a majority of the class B subordinated units entitled to vote and outstanding as of the record date, each voting as a separate class. A properly executed proxy submitted without instructions how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Listing Proposal and FOR the Amendment Proposal. A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention, or the failure to vote at all, will have the effect of a vote against the Amendment Proposal. Neither the Listing Proposal nor the Amendment Proposal is conditioned on the approval of any other proposal.

         Our general partner, U.S. Propane and the former stockholders of our general partner collectively hold 4,105,977, 372,392 and 1,337,426 of our common units, constituting an aggregate of 40.8% of our outstanding common units. They have all stated their intention to vote all of their common units in favor of the Listing Proposal and the Amendment Proposal. The approval of these proposals by our general partner, U.S. Propane and the former stockholders of our general partner is not sufficient to approve these proposals. Thus, we encourage you to take part in the decision process by voting by proxy or at the special meeting. The class B subordinated unitholders have already unanimously approved the Amendment Proposal and are not required to approve the Listing Proposal.

Q:       WHAT HAPPENS IF THE LISTING PROPOSAL IS APPROVED?

A: Each outstanding class B subordinated unit will automatically convert into one common unit upon approval of the proposal and those new common units will be listed on the New York Stock Exchange.

Q:       WHAT HAPPENS IF THE LISTING PROPOSAL IS NOT APPROVED?

A: The class B subordinated units are currently entitled to receive the minimum quarterly distribution of $0.50 per quarter only after the minimum quarterly distribution has been paid on the common units. The class B subordinated units and the common units share in any distributions over $0.50 per quarter. If the Listing Proposal is not approved by March 15, 2002, the class B subordinated units will be entitled to receive 115% of the amount of distributions paid to the common units, with the common units retaining their priority over the class B subordinated units with respect to the minimum quarterly distribution of $0.50 per common unit and any arrearages thereon. This increased distribution on the class B subordinated units will reduce the amount of cash available to be distributed to the common unitholders after the minimum quarterly distribution has been paid. At the current distribution level, this amount is approximately $520,000 per year. The class B subordinated units will not convert into common units unless the conversion is approved by the common unitholders or there is a change in the rules of the New York Stock Exchange allowing such conversion without the approval of the common unitholders.

Q:       WHAT HAPPENS IF THE AMENDMENT PROPOSAL IS APPROVED?

A: U.S. Propane will become our general partner and the owner of the incentive distribution rights. This will not affect our distributions to our common unitholders or the common unit price. Your current board of directors and senior management will continue to manage our partnership.

Q:       WHAT HAPPENS IF THE AMENDMENT PROPOSAL IS NOT APPROVED?

A: Heritage Holdings will remain our general partner and the owner of the incentive distribution rights and will continue to be owned by U.S. Propane.

                         HERITAGE PROPANE PARTNERS, L.P.

WHO WE ARE

         We are the fourth largest retail marketer of propane in the United States, delivering approximately 400 million gallons a year to approximately 600,000 customers from over 275 customer service locations in 28 states. Our operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern and southeastern regions of the United States. We are a publicly traded Delaware limited partnership formed in conjunction with our initial public offering in June of 1996. Since the inception of our business in 1989, we have completed 84 acquisitions for an aggregate purchase price of approximately $554 million, including the transfer by U.S. Propane, L.P. of its propane operations to us for $181.4 million, plus working capital, in August 2000. The U.S. Propane transaction combined five of the nation's 50 largest retail propane operations.

OUR BUSINESS STRATEGY

         Our goal is to increase unitholder distributions by being a low-cost, growth oriented retail propane distribution company. Our principal strategies for achieving this goal are:

         o Maintaining decentralized operations in order to foster an entrepreneurial corporate culture by:

                  o Retaining billing, collection and pricing responsibilities at the local and regional levels

                  o        Aggressively managing operating and overhead costs

                  o Rewarding our employees for achieving financial targets at the local level

         o Completing selective, accretive acquisitions with a focus on companies that:

                  o Are located in geographical regions with higher-than-average population growth

                  o Provide a high percentage of sales to residential customers

                  o        Have a strong reputation for quality customer service

                  o Own a high percentage of the propane tanks used by their customers

         o Maintaining our strong financial position to support ongoing operations and fund our future growth

                        THE TRANSACTION WITH U.S. PROPANE

         In August 2000, TECO Energy, Inc., Atmos Energy Corporation, Piedmont Natural Gas Company, Inc. and AGL Resources Inc. contributed each company's propane operations, Peoples Gas Company ("Peoples Gas"), United Cities Propane Gas, Inc., Piedmont Propane Company ("Piedmont"), and AGL Propane, Inc., respectively, to U.S. Propane in exchange for equity interests in U.S. Propane. The merger was accounted for as an acquisition using the purchase method of accounting with Peoples Gas being the accounting acquirer.

         In August 2000, U.S. Propane acquired all of the outstanding common stock of Heritage Holdings, Heritage's general partner, for $120 million. By virtue of Heritage Holdings' general partner and limited partner interests in Heritage, U.S. Propane gained control of Heritage. Simultaneously, U.S. Propane sold its propane operations, consisting of its interest in four separate limited liability companies, AGL Propane, L.L.C., Peoples Gas Company, L.L.C., United Cities Propane Gas, L.L.C. and Retail Propane Company, L.L.C. (former Piedmont operations) to Heritage for $181.4 million plus working capital. The $181.4 million was payable $139.5 million in cash, $31.8 million of assumed debt, the issuance of 372,392 common units of Heritage valued at $7.3 million and a 1.0101% limited partnership interest in Heritage Operating, L.P. valued at $2.7 million. The purchase price and the issuance price for the common units were approved by an independent committee of the board of directors of Heritage Holdings. The issuance price for the common units was $19.73125 per unit under a formula based on the average closing price of the common units on the New York Stock Exchange for the twenty (20) day period beginning ten (10) days prior to the public announcement of the transaction on June 15, 2000.

         Concurrent with the acquisition, Heritage borrowed $180 million from several institutional investors and sold 1,161,814 common units and 1,382,514 class B subordinated units in a private placement to the former stockholders of Heritage Holdings based on the issuance price for the common units of $19.73125 per share resulting in net proceeds of $50.2 million. The total of these proceeds was utilized to finance the transaction and retire a portion of existing debt. We chose to issue some of the units as class B subordinated units because to issue 2,544,328 common units would have required a common unitholder vote under the rules of the New York Stock

Exchange and delayed completion of the transactions with U.S. Propane to the possible detriment of our partnership. See "The Listing Proposal." For a description of the class B subordinated units, please read "Description of Units
- Class B Subordinated Units." We collectively refer to the acquisition by U.S. Propane of all of the stock of Heritage Holdings, the sale of U.S. Propane's propane operations to our partnership and the purchase of common units and class B subordinated units by the former stockholders of Heritage Holdings as the "Transaction."

         We entered into the Transaction because we believed it would provide:

         o a stream of strong, high-quality cash flow which would be accretive to distributable cash flow per common unit and which would enable us to increase our quarterly distribution;

         o additional critical mass in high-growth areas of the southeastern United States enhancing the potential for internal growth, operating flexibility and additional economies of scale;

         o the ability to reduce indebtedness and improve financial ratios required by our lenders;

         o enhanced opportunities for supply, marketing and risk management; and

         o a stronger general partner owned by four large utilities who are all "A" rated by the public credit rating agencies.

         Since the closing of the Transaction, we have combined eleven blend-ins of multiple districts in the same city and have been able to increase our annualized distribution by $.25 per unit, to $2.50, in large part due to this successful combination.

         Heritage and U.S. Propane commenced negotiations concerning a possible transaction in early 2000. On April 17, 2000, the board of directors of Heritage Holdings appointed a special committee of independent directors to evaluate, negotiate and make a recommendation regarding the Transaction. The special committee retained Lehman Brothers Inc. ("Lehman Brothers") as its financial advisor and Baker Botts L.L.P. as its legal advisor in connection with its evaluation of the Transaction.

         Between April 25, 2000 and June 15, 2000, the special committee held 11 meetings to review the business of U.S. Propane and to consider various aspects of the Transaction. The special committee reviewed the transaction documents, received legal and financial advice, and actively negotiated the terms of Transaction, including the purchase price for the units received by U.S. Propane and purchased by the former stockholders of Heritage Holdings and the terms of the class B subordinated units, including the step-up in the amount of the distribution if the Listing Proposal is defeated in order to compensate the holders for the reduced liquidity of the class B subordinated units.

         On June 15, 2000, after the Transaction was fully negotiated, Lehman Brothers delivered an opinion, subject to the assumptions and limitations contained therein, to the special committee that the Transaction was fair, from a financial point of view, to Heritage. This opinion was prepared at the request, and solely for the information, of the special committee and does not constitute a recommendation to any holder of common units as to how such holder should vote at the special meeting. The special committee did not place any limitations upon Lehman Brothers with respect to the procedures followed or factors considered in rendering its opinion.

         Upon receiving Lehman Brothers' opinion and after extensive discussion and upon the advice of its advisors, the special committee unanimously found the Transaction to be fair to, and in the best interests of, Heritage and recommended that the board of directors approve the Transaction. Immediately following this meeting of the special committee, the board of directors held a special meeting at which it unanimously approved the Transaction and recommended that the common unitholders approve the Transaction at a special meeting to be called for that purpose.

         The independent directors were paid a total of $20,000, plus reimbursement of certain expenses, for their service on the special committee. In addition, the independent directors waived the vesting of certain units which would have vested as a result of the Transaction.

                           OUR STRUCTURE AND OWNERSHIP

         Our general partner is Heritage Holdings, Inc., which is a wholly owned subsidiary of U.S. Propane. U.S. Propane is a joint venture among the following four publicly traded southeastern utilities:

         o TECO Energy, Inc. is a diversified, energy-related holding company. One of TECO Energy's subsidiaries is Florida's largest natural gas distributor, serving more than 260,000 customers. Its other businesses include an electric utility that serves over 550,000 customers and an independent power company that builds, owns and operates electric generation facilities in the United States and Central America.

         o AGL Resources Inc. is a regional energy holding company engaged in natural gas distribution, wholesale and retail energy services and building telecommunications infrastructure. AGL Resources' principal subsidiary is the second largest pure natural gas distributor in the United States, serving more than 1.5 million customers in Georgia and portions of Tennessee and Virginia.

         o Piedmont Natural Gas Company, Inc. is an energy and services company primarily engaged in the transportation, distribution and sale of natural gas. Piedmont Natural Gas Company is the second largest natural gas distributor in the Southeast, serving more than 690,000 customers in North Carolina, South Carolina and Tennessee.

         o Atmos Energy Corporation, which owns United Cities Propane Gas, Inc., is an energy and services company primarily engaged in natural gas distribution and nonregulated energy management and gas marketing services. Atmos Energy is the fifth largest pure natural gas distributor in the United States, serving approximately 1.4 million customers in 11 states.

         Heritage Operating, L.P., our operating subsidiary, and its subsidiaries account for substantially all of our consolidated assets, sales and operating earnings. Both we and Heritage Operating were formed in April, 1996 as Delaware limited partnerships as part of an initial public offering in that year. We and U.S. Propane, the sole owner of our general partner, are the only limited partners of Heritage Operating with a combined 98.9899% limited partner interest.

         Our general partner, Heritage Holdings, performs all of our management functions. Heritage Holdings holds a 1% general partner interest in us and also owns a 1.0101% general partner interest in Heritage Operating. Our board of directors, management and key supervisory employees own an approximate 14.5% limited partner interest in us, which we believe helps align their interests with those of our public unitholders.

         The following charts depict our organization and ownership (i) prior to any conversion of class B subordinated units pursuant to the Listing Proposal and the change in our general partner pursuant to the Amendment Proposal and
(ii) after giving effect to the conversion of our class B subordinated units pursuant to the Listing Proposal and the change in our general partner pursuant to the Amendment Proposal. The percentages in the organization chart represent the approximate ownership interest in our partnership and our operating partnership individually and not on a combined basis, unlike the other presentations in this proxy statement.

                            OWNERSHIP STRUCTURE CHART
                PRIOR TO CONVERSION OF CLASS B SUBORDINATED UNITS
                          AND CHANGE OF GENERAL PARTNER

                                  [FLOW CHART]

                            OWNERSHIP STRUCTURE CHART
                 AFTER CONVERSION OF CLASS B SUBORDINATED UNITS
                          AND CHANGE OF GENERAL PARTNER

                                  [FLOW CHART]

----------

         (1) The members of U.S. Propane L.L.C. and their membership interests are as follows:

                  o   TECO Propane Ventures, LLC.............................   37.98%
                  o   AGL Energy Corporation.................................   22.36%
                  o   Piedmont Propane Company...............................   20.69%
                  o   United Cities Propane Gas, Inc.........................   18.97%
                                                                               ------
                                                                               100.00%

         (2) Includes common units held by our board of directors, management and key supervisory employees which, with the Class B subordinated units they hold, represent an approximate 14.5% limited partner interest in our partnership.

         (3) All of the Class B subordinated units are held by members of our board of directors or management.

         (4) Does not include (i) Heritage Bi-State, L.L.C., of which Heritage holds a 1% interest and Heritage Operating holds a 99% interest, or (ii) Bi-State Propane, of which Heritage Bi-State, L.L.C. is a 50% owner.

         Heritage Holdings does not and U.S. Propane will not receive any management fee or other compensation in connection with its management of the two partnerships. Heritage Holdings and its affiliates performing services for us are reimbursed at cost for all expenses incurred on our behalf, including the costs of compensation allocable to us, and all other expenses necessary or appropriate to the conduct of our business, and allocable thereto.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership by certain beneficial owners, all directors and named executive officers of our general partner, each of the named executive officers and all directors and executive officers of our general partner as a group, of the common units and class B subordinated units of Heritage. The information is presented both as of November 30, 2001 and pro forma for the issuance of 1,382,514 common units upon conversion of the class B subordinated units and of 162,913 additional common units in connection with the Amendment Proposal. Our general partner knows of no other person beneficially owning more than 5% of our common units.

                                                                                              Pro Forma
                                                                                     --------------------------
                                                                                                       Percent
                        Name and Address of             Beneficially   Percent of    Beneficially        of
Title of Class          Beneficial Owner(1)               Owned(2)       Class         Owned(2)         Class
--------------          -------------------             ------------   ----------    ------------     ---------
Common Units          James E. Bertelsmeyer(3)               153,351       1.08%       1,110,297        7.02%
                      H. Michael Krimbill(3)                 111,500       *             322,059        2.04%
                      R. C. Mills(3)                         103,000       *             327,509        2.07%
                      Larry J. Dagley                          6,000       *               6,000        *
                      Bradley K. Atkinson                     13,600       *              13,600        *
                      Bill W. Byrne                           77,657       *              77,657        *
                      J. Charles Sawyer                       68,157       *              68,157        *
                      Stephen L. Cropper                       5,000       *               5,000        *
                      J. Patrick Reddy                            --       *                  --        *
                      Royston K. Eustace                          --       *                  --        *
                      William N. Cantrell                         --       *                  --        *
                      Ware F. Schiefer                            --       *                  --        *
                      David J. Dzuricky                           --       *                  --        *
                      Clayton H. Preble                           --       *                  --        *
                      J.D. Woodward                               --       *                  --        *
                      Richard T. O'Brien                          --       *                  --        *

                      All Directors and Executive
                      Officers as a group (19
                      persons)                               616,755       4.32%       1,999,369       12.65%
                      Heritage Holdings(4)                 4,105,977      28.79%       4,426,916       28.01%
                      U.S. Propane (4)                       372,392       2.61%         214,366        1.36

Class B
Subordinated Units    James E. Bertelsmeyer                  946,946      68.49%              --       --
                      H. Michael Krimbill                    211,059      15.27%              --       --
                      R. C. Mills                            224,509      16.24%              --       --

----------

*        Less than one percent (1%)

(1) The address for Heritage Holdings and Mr. Krimbill is 8801 S. Yale, Suite 310, Tulsa, Oklahoma 74317. The address for U.S. Propane is 702
         N. Franklin Street, Tampa, Florida 33602. The address for Mr. Bertelsmeyer and Mr. Mills is 5000 Sawgrass Village Circle, Suite 4, Ponte Vedra Beach, Florida 32082.

(2) Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Securities Exchange Act of 1934. Under that rule, a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof ("Voting Power") or to dispose or direct the disposition thereof ("Investment Power") or has the right to acquire either of those powers within sixty (60) days.

(3) Each of Messrs. Bertelsmeyer, Mills and Krimbill shares Voting and Investment Power on a portion of their respective units with his spouse.

(4) U.S. Propane owns 100% of the common stock of Heritage Holdings and may be deemed to beneficially own the common units owned by Heritage Holdings. AGL Propane Services, Inc., United Cities Propane Gas, Inc., TECO Propane Ventures, LLC and Piedmont Propane Company own a 22.36%, 18.97%, 37.97% and 20.69%, respectively, limited partner partnership interest in U.S. Propane. U.S. Propane, L.L.C. is the general partner of U.S. Propane with a .01% general partner interest. The members of U.S. Propane L.L.C. and their respective membership interest is as follows:

                           AGL Energy Corporation                    22.36%
                           United Cities Propane Gas, Inc.           18.97%
                           TECO Propane Ventures, LLC                37.98%
                           Piedmont Propane Company                  20.69%

                  PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

         As of November 30, 2001 there were 14,262,066 common units outstanding, held by approximately 260 holders of record, including common units held in street name. The common units are traded on the New York Stock Exchange under the symbol "HPG." We also have 1,382,514 class B subordinated units outstanding, all of which are held by Messrs. Bertelsmeyer, Krimbill and Mills. There is no established public trading market for our class B subordinated units.

         The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the New York Stock Exchange Composite Transactions Tape, and quarterly distributions on the common units. Distributions are shown in the quarter with respect to which they were payable. For each quarter, an identical cash distribution was paid on all outstanding subordinated units and, beginning with the fourth quarter of fiscal 2000, all outstanding class B subordinated units, as applicable. The last reported sales price of common units on the New York Stock Exchange on November 30, 2001 was $28.20 per common unit.


                                                                                    CASH
                                                              PRICE RANGE       DISTRIBUTIONS
                                                          -------------------    PER COMMON
                                                            HIGH       LOW          UNIT
                                                          --------   --------   -------------
1999 FISCAL YEAR
     First Quarter Ended November 30, 1998 ............   $ 23.750   $ 20.813   $      0.5125
     Second Quarter Ended February 28, 1999 ...........     24.000     20.875          0.5625
     Third Quarter Ended May 31, 1999 .................     23.375     21.500          0.5625
     Fourth Quarter Ended August 31, 1999 .............     23.375     21.875          0.5625

2000 FISCAL YEAR
     First Quarter Ended November 30, 1999 ............   $ 23.000   $ 18.688   $      0.5625
     Second Quarter Ended February 29, 2000 ...........     19.500     16.750          0.5625
     Third Quarter Ended May 31, 2000 .................     19.125     16.500          0.5625
     Fourth Quarter Ended August 31, 2000 .............     21.250     18.563          0.5750

2001 FISCAL YEAR
     First Quarter Ended November 30, 2000 ............   $ 23.875   $ 20.500   $      0.5875
     Second Quarter Ended February 28, 2001 ...........     24.900     20.125          0.6000
     Third Quarter Ended May 31, 2001 .................     31.000     23.950          0.6125
     Fourth Quarter Ended August 31, 2001 .............     31.000     25.250          0.6250

2002 FISCAL YEAR
     First Quarter (through November 30, 2001) ........   $  28.99   $  24.65   $          --

                              DESCRIPTION OF UNITS

UNITS

         Common units, class B subordinated units and class C units represent limited partner interests in Heritage that entitle the holders thereof to the rights and privileges specified in our partnership agreement. As of November 30, 2001, there were issued and outstanding 14,262,066 common units and 1,382,514 class B subordinated units representing, with the 1.0101% limited partner interest in the operating partnership held by U.S. Propane, an aggregate 98.9899% limited partner interest in Heritage. Except as described below, the common units and class B subordinated units generally participate pro rata in Heritage's income, gains, losses, deductions, credits and distributions. There are also 1,000,000 class C units outstanding that are entitled only to participate in incentive distributions we may make that are attributable to amounts received by us in connection with specified litigation.

         Prior to July 6, 2001, we also had subordinated units representing limited partner interests that were issued and outstanding, all of which converted to common units as described below under "- Subordinated Units." Prior to converting into common units, and except as described below, the subordinated units generally participated pro rata with the common units and the class B subordinated units in our income, gains, losses, deductions, credits and distributions.

         No person is entitled to preemptive rights in respect of issuances of securities by us, except that Heritage Holdings, our general partner, is required to purchase sufficient partnership securities to maintain its general partner equity interest in us.

COMMON UNITS

         The common units are registered under the Securities Exchange Act of 1934 and are listed for trading on the New York Stock Exchange. Each holder of a common unit is entitled to one vote per unit on all matters presented to the limited partners for a vote. However, if at any time any person or group (other than our general partner and its affiliates) owns beneficially 20% or more of all common units, any common units owned by that person or group may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The common units are entitled to distributions of available cash as described below under "- Distributions." As a result of the end of the subordination period, the common unitholders no longer have the right to approve any issuance of common units or units senior to the common units.

SUBORDINATED UNITS

         All of the subordinated units were held by Heritage Holdings, a wholly owned subsidiary of U.S. Propane. The subordinated units were a separate class of our limited partner interests, and the rights of holders of subordinated units to participate in distributions to partners differed from, and were subordinated to, the rights of the holders of common units.

         Under our partnership agreement, 925,736 subordinated units converted into common units as of July 7, 1999, 925,736 subordinated units converted into common units as of July 5, 2000 and the remaining 1,851,471 subordinated units converted into common units as of July 6, 2001. The conversions of the subordinated units occurred and the subordination period ended because we met specified cash performance and distribution requirements during successive four-quarter periods commencing with our initial public offering in June of 1996. The common units issued upon conversion of the subordinated units, the new common units share equally with other common units in distributions of available cash and vote as a class with other common units.

CLASS B SUBORDINATED UNITS

         The class B subordinated units represent a portion of the limited partner interests issued to certain former stockholders of Heritage Holdings, who are also members of management, in connection with the transaction with U.S. Propane. The class B subordinated units have the same voting rights as subordinated units outstanding before the end of the subordination period. Each class B subordinated unit is entitled to one vote on each matter with respect to which the class B subordinated units are entitled to vote.

         In connection with the transaction with U.S. Propane and because the class B subordinated units are not convertible into common units except by approval of the common unitholders or a change in the rules of the New York Stock Exchange, we agreed to submit to a vote or consent of our common unitholders a proposal to change the terms of the class B subordinated units to provide that each class B subordinated unit is convertible into one common unit.

         The rights of holders of class B subordinated units to participate in distributions to partners differ from, and are subordinated to, the rights of holders of common units. Please read "- Distributions" below. If the common unitholders approve the conversion of the class B subordinated units into common units, or if at any time the rules of the New York Stock Exchange or staff interpretations of such rules are changed, or facts and circumstances arise so that no vote or consent of the unitholders is required as a condition to the listing of any common units that may be issued upon such conversion, each class B subordinated unit will automatically convert into one common unit. But if the common unitholders do not approve the conversion by March 15, 2002, the terms of the class B subordinated units will automatically be changed to provide that the amount allocated or distributed to each class B subordinated unit will equal 115% of the amount allocated or distributed to each common unit, except that the common units will have priority over the class B subordinated units with respect to the minimum quarterly distribution of $0.50 per common unit and any arrearages on the minimum quarterly distribution.

         The class B subordinated units have rights upon dissolution and liquidation of our partnership, including the right to share in any liquidating distributions, that are based on 100% (115% if the Listing Proposal is not approved) of the rights of the common units. Accordingly, the amount of any liquidating distribution to each class B subordinated unit will equal 100% (115% if the Listing Proposal is not approved) of the amount of such distribution to each common unit, except that the rights of the class B subordinated units will have the same order of priority relative to the rights of the common units as subordinated units outstanding before the end of the subordination period.

CLASS C UNITS

         In conjunction with the transaction with U.S. Propane and the change of control of our general partner, we issued 1,000,000 newly created class C units to Heritage Holdings in conversion of that portion of its incentive distribution rights that entitled it to receive any distribution made by us attributable to the net amount received by us in connection with the settlement, judgment, award or other final nonappealable resolution of specified litigation filed by us prior to the Transaction, which we refer to as the "litigation." The class C units have a zero initial capital account balance and were distributed by Heritage Holdings to its former stockholders in connection with the transaction with U.S. Propane. Thus, U.S. Propane will not receive any distributions made with respect to the litigation.

         All decisions of Heritage Holdings relating to the litigation will be determined by a special litigation committee consisting of one or more independent directors of Heritage Holdings. As soon as practicable after the time, if any, that we receive the final cash payment as a result of the resolution of the litigation, the special litigation committee will determine the aggregate net amount of such proceeds distributable by us by deducting from the amounts received all costs and expenses incurred by us and our affiliates in connection with the litigation and such cash reserves as are necessary or appropriate to provide for operating expenditures. Until the special litigation committee decides to distribute the distributable proceeds, none of the distributable proceeds will be deemed to be available cash under our partnership agreement. Please read "- Distributions" below for a discussion of available cash. When the special litigation committee decides to distribute the distributable proceeds, the amount of the distribution will be deemed to be available cash and will be distributed as described below under "- Distributions," provided that, the amount of distributable proceeds that would be distributed to holders of incentive distribution rights will instead be distributed to the holders of the class C units, pro rata. We cannot predict whether Heritage will receive any cash payments as a result of the litigation and, if so, when such distributions might be received.

         Each holder of class C units receiving a distribution of cash in any taxable year of our partnership will be allocated items of gross income with respect to such taxable year in an amount equal to the cash distributed to the holder. The holders of class C units will not be allocated any other items of income, gain, loss, deduction or credit. The class C units do not have any rights to share in any of our assets or distributions upon dissolution and liquidation of our partnership, except to the extent that any such distributions consist of proceeds from the litigation to which the class C unitholders would have otherwise been entitled. The class C units do not have the privilege of conversion into any other unit and do not have any voting rights except to the extent provided by law, in which case the class C units will be entitled to one vote.

         The amount of cash distributions to which the incentive distribution rights are entitled was not increased by the creation of the class C units; rather, the class C units are a mechanism for dividing the incentive distribution rights between Heritage Holdings and its former stockholders.

DISTRIBUTIONS

         General. Our partnership agreement requires us to distribute all of our "available cash" to our unitholders and our general partner within 45 days following the end of each fiscal quarter. The term "available cash" generally means, with respect to any fiscal quarter of our partnership, all of our cash on hand at the end of each quarter, plus working capital borrowings after the end of the quarter, less reserves established by our general partner in its sole discretion to provide for the proper conduct of our business, to comply with applicable law or agreements, or to provide funds for future distributions to partners.

         Current Distribution Policy. The subordination period ended as a result of the conversion into common units of all remaining outstanding subordinated units (but not class B subordinated units) as described above. Beginning with our fiscal quarter ended August 31, 2001, we distribute available cash, excluding any available cash to be distributed to our class C unitholders, as follows:

                  First, 97% to the holders of common units, pro rata, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership and 2% to the general partner, until the holders of common units have received $0.50 per common unit for such quarter and any prior quarter in which they failed to receive $0.50 per common unit;

                  Second, 97% to the holders of class B subordinated units, pro rata, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership and 2% to the general partner, until the holders of Class B subordinated units have received $0.50 per unit for such quarter;

                  Third, 97% to all common unitholders and class B subordinated unitholders, pro rata, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership and 2% to the general partner, until all common unitholders have received at least $0.55 per unit for such quarter;

                  Fourth, 84% to all common unitholders and class B subordinated unitholders, pro rata, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership, 13% to the holders of incentive distribution rights, pro rata, and 2% to the general partner, until all common unitholders have received at least $0.635 per unit for such quarter;

                  Fifth, 74% to all common unitholders and class B subordinated unitholders, pro rata, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership, 23% to the holders of incentive distribution rights, pro rata, and 2% to the general partner, until all common unitholders have received at least $0.825 per unit for such quarter; and

                  Sixth, thereafter 49% to all common unitholders and class B subordinated unitholders, pro rata, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership, 48% to the holders of incentive distribution rights, pro rata, and 2% to the general partner.

         If the Listing Proposal and the Amendment Proposal are Not Approved. If the common unitholders have not approved the conversion of class B subordinated units into common units by March 15, 2002, then the amount distributed to each class B subordinated unit pursuant to the second through sixth clauses above will be equal to 115% of the amount distributed to each common unit pursuant to each such clause. Accordingly, if the Listing Proposal and the Amendment Proposal are not approved and the class B subordinated units remain outstanding, we will distribute available cash from our operations, excluding any available cash to be distributed to our class C units, as follows:

                  First, 97% to the holders of common units, pro rata, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership and 2% to the general partner, until the holders of common units have received $0.50 per common unit for such quarter and any prior quarter in which they failed to receive $0.50 per common unit;

                  Second, 97% to the holders of class B subordinated units, pro rata, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership and 2% to the general partner, until the holders of class B subordinated units have each received at least $0.575 per class B subordinated unit for such quarter;

                  Third, 97% to all common unitholders and class B subordinated unitholders, pro rata, with the class B subordinated unitholders receiving an amount equal to 115% of the amount allocated to the common unitholders, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership and 2% to the general partner, until all common unitholders have received at least $0.55 per unit for such quarter;

                  Fourth, 84% to all common unitholders and class B subordinated unitholders, pro rata, with the class B subordinated unitholders receiving an amount equal to 115% of the amount allocated to the subordinated unitholders, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership, 13% to the holders of incentive distribution rights, pro rata, and 2% to the general partner, until all common unitholders have received at least $0.635 per unit for such quarter;

                  Fifth, 74% to all common unitholders and class B subordinated unitholders, pro rata, with the class B subordinated unitholders receiving an amount equal to 115% of the amount allocated to the subordinated unitholders, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership, 23% to the holders of incentive distribution rights, pro rata, and 2% to the general partner, until all common unitholders have received at least $0.825 per unit for such quarter; and

                  Sixth, thereafter 49% to all common unitholders and class B subordinated unitholders, pro rata, with the class B subordinated unitholders receiving an amount equal to 115% of the amount allocated to the subordinated unitholders, 1% to U.S. Propane in respect of its limited partner interest in the operating partnership, 48% to the holders of incentive distribution rights, pro rata, and 2% to the general partner.

         If the Listing Proposal and the Amendment Proposal are Approved. If the Listing Proposal is approved, each class B subordinated unit will be converted into one common unit and will then participate pro rata with the other common units in distributions of available cash. Assuming that the Listing Proposal is approved or the class B subordinated units are converted to common units by a later common unitholder vote or pursuant to a change in the rules of the New York Stock Exchange and assuming that the Amendment Proposal is approved, we will distribute available cash from our operations, excluding any available cash to be distributed to our class C units, as follows:

                  First, 98% to all unitholders, pro rata, and 2% to the general partner, until all unitholders have received $0.50 per unit for such quarter;

                  Second, 98% to all unitholders, pro rata, and 2% to the general partner, until all unitholders have received $0.55 per unit for such quarter;

                  Third, 85% to all unitholders, pro rata, 13% to the holders of incentive distribution rights, pro rata, and 2% to the general partner, until all unitholders have received $0.635 per unit for such quarter;

                  Fourth, 75% to all unitholders, pro rata, 23% to the holders of incentive distribution rights, pro rata, and 2% to the general partner, until all unitholders have received $0.825 per unit for such quarter; and

                  Fifth, thereafter 50% to all unitholders, pro rata, 48% to the holders of incentive distribution rights, pro rata, and 2% to the general partner.

RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS

         The 1,161,814 common units and the 1,382,514 class B subordinated units issued to the former stockholders of our general partner are subject to certain restrictions on transfer. On November 8, 2000, 473,473 of these class B subordinated units and 624,212 of these common units became transferable and on August 10, 2001 an additional 266,715 of the class B subordinated units and 165,700 of the common units became transferable. An additional 266,715 of the class B subordinated units and 165,700 of the common units become transferable on August 10, 2002, and 375,611 of the class B subordinated units and 206,202 of the common units become transferable on August 10, 2003. The restrictions on transfer are also subject to certain exceptions contained in the employment agreements of certain of the former stockholders and our management.

         We agreed to grant the former stockholders of Heritage Holdings certain registration rights with respect to the class B subordinated units and common units which they purchased in connection with the transactions with U.S. Propane. We also agreed to pay the expenses of such registration (excluding discounts and commissions and fees of underwriters and similar securities industry professionals relating to the distribution of such registered units). Upon the written request of James E. Bertelsmeyer, at any time after November 8, 2000 and prior to August 10, 2005, we have agreed to register up to one-half of the common units and class B subordinated units acquired by Mr. Bertelsmeyer in connection with the transaction with U.S. Propane, provided that no class B subordinated units owned by Mr. Bertelsmeyer may be registered at his request until Mr. Bertelsmeyer has requested that all of the common units that he received in connection with the transaction with U.S. Propane be registered.

                              THE LISTING PROPOSAL

BACKGROUND

         At the closing of the transactions with U.S. Propane, the former stockholders of Heritage Holdings contributed approximately $50 million to our partnership in exchange for a total of 2,544,328 units, consisting of 1,161,814 common units and 1,382,514 class B subordinated units. These 1,382,514 class B subordinated units represent an 8.75% limited partner interest in our partnership. We chose to issue some of the units as class B subordinated units because to issue 2,544,328 common units would have required a common unitholder vote under the rules of the New York Stock Exchange and delayed completion of the transactions with U.S. Propane to the possible detriment of our partnership. We wanted to be able to integrate the operations of U.S. Propane with ours and secure propane supply before the heating season began in order to derive the full benefit of the combined operations during the winter. Closing when we did enabled us to accomplish this integration successfully as evidenced by the record earnings and EBITDA reported for the fiscal year ended August 31, 2001. For example, we were able to achieve eleven blend-ins of multiple districts in the same city and commit for propane supply at a price which turned out to be significantly lower than the subsequent winter prices. Over the past five quarters, we have been able to increase our annualized distribution by $.25 per unit, to $2.50, largely due to this successful combination. The time required to obtain a common unitholder vote would have meant that we could not have completed the transactions in that time frame. Therefore, certain former stockholders of Heritage Holdings, who are also members of management agreed to take class B subordinated units in lieu of common units, provided we would ask our common unitholders to approve the conversion of those class B subordinated units into common units at a later date. We are now asking you to approve this conversion.

ADVANTAGES OF THE LISTING PROPOSAL

         The general partner believes that the Listing Proposal is in the best interests of Heritage and our common unitholders and should be approved for the following reasons:

         o        The holders of the class B subordinated units, Messrs.
                  Bertelsmeyer, Krimbill and Mills, could have insisted upon receiving common units in the Transaction, which would have required a unitholder vote and delayed consummation of the Transaction. Furthermore, they could have made the entire Transaction conditioned upon such approval. In the interest of benefiting Heritage by completing the Transaction before the winter heating season began, Messrs. Bertelsmeyer, Krimbill and Mills agreed to forego taking common units at that time and to subject their receipt of common units to a vote at a later time. This proved to be a very advantageous concession for Heritage. As a result of the eleven blend-ins completed, propane supply secured and more favorable winter weather, Heritage is reporting record earnings and EBITDA. This has translated to increased distributions to our common unitholders. Heritage has increased the distribution five times since closing the Transaction, representing an annualized increase of $.25 per unit to $2.50.

         o Messrs. Bertelsmeyer, Krimbill and Mills paid the same amount of money for each of their class B subordinated units as all other parties to the Transaction paid for their common units. Therefore, they will not receive any purchase price advantage by conversion to common units as compared to the parties purchasing common units at the closing of the Transaction. Furthermore, these class B subordinated units did not automatically convert into common units at the end of the subordination period like subordinated units and can only be converted upon the approval of the common unitholders or a change in the rules of the New York Stock Exchange.

         o The special committee of independent directors of Heritage Holdings, after extensive evaluation, negotiation and deliberation and after receiving Lehman Brothers' fairness opinion, found the Transaction to be fair to, and in the best interests of, Heritage. This approval covered the terms of the class B subordinated units, including the step-up in the amount of the distribution to Messrs. Bertelsmeyer, Krimbill and Mills if the Listing Proposal is defeated and the provision in the partnership agreement seeking a vote of the common unitholders to approve conversion.

         o If the common unitholders fail to approve Listing Proposal, the terms of the class B subordinated units will automatically be changed to provide that the amount allocated or distributed to each class B subordinated unit will equal 115% of the amount allocated or distributed to each common unit, except that the common units will have priority over the class B subordinated units with respect to the minimum quarterly distribution of $0.50 per common unit and any arrearages thereon. The purpose of the step-up in the amount of the distribution is to compensate the holders for the liquidity discount of continuing to hold class B subordinated units, for which there is no market. This step-up will reduce the amount of cash available to be distributed to the common unitholders after the minimum quarterly distribution has been paid. Based upon the level of our current quarterly distribution, the amount of this reduction would be approximately $520,000. This "penalty" will continue to grow if the common unit distribution is increased in the future.

DISADVANTAGES OF THE LISTING PROPOSAL

         o The common units will lose their priority over the class B subordinated units in receiving distributions. We do not expect this to affect the amount of cash we distribute to the common units as we have been distributing, and expect to continue distributing, cash significantly in excess of the minimum quarterly distribution on all common units and class B subordinated units.

         o Because the number of common units will increase, the voting power of each common unit you own will be decreased somewhat. However, common unitholders have limited voting rights on matters affecting our business and have no right to elect our general partner or its directors on an annual or other basis.

                             THE AMENDMENT PROPOSAL

THE AMENDMENT

         The Amendment Proposal, which will amend our partnership agreement and the partnership agreement of our operating partnership, if approved, will accomplish the following:

         o U.S. Propane will become the general partner of Heritage and the owner of the incentive distribution rights (other than the class C units) in place of Heritage Holdings upon conversion of 158,026 of its common units;

         o U.S. Propane will become the general partner of Heritage Operating upon the conversion of its 1.0101% limited partner interest in Heritage Operating into a 1.0101% general partner interest;

         o Heritage Holdings will receive 158,026 common units upon conversion of its general partner interest in Heritage and the incentive distribution rights;

         o Heritage Holdings will contribute its 1.0101% general partner interest in Heritage Operating to Heritage in exchange for 162,913 newly issued common units; and

         o Heritage's limited partner interest in Heritage Operating will increase by 1.0101% from 97.9798% to 98.9899%.

         A copy of (i) the proposed Amendment No. 3 to Amended and Restated Agreement of Limited Partnership of Heritage is attached to this proxy statement as Annex A and (ii) the proposed Amendment No. 2 to Amended and Restated Agreement of Limited Partnership of Heritage Operating is attached to this proxy statement as Annex B.

EFFECT OF APPROVAL OF THE AMENDMENT PROPOSAL

         The Amendment Proposal, if adopted, will have the following principal effects:

         o U.S. Propane will become our general partner and the owner of the incentive distribution rights. This structure will benefit our common unitholders by providing further incentives for U.S. Propane to manage our business in a manner that will continue to increase distributions to our common unitholders and will allow for a more direct and efficient ownership structure of our partnership.

         o The common unitholders' claim on the cash flow of our partnership will be unchanged. Although the total number of common units will increase by 162,913 as a result of the Transaction, any dilutive effect to the public of this issuance will be offset by the increase in Heritage's limited partner interest in Heritage Operating, L.P. by 1.0101% from 97.9798% to 98.9899%.

         o There will be no change in the ultimate ownership of the general partner interest, as U.S. Propane indirectly owns the general partner now.

         o Your current board of directors and senior management will continue to manage our partnership.

                              BOARD RECOMMENDATION

         THE BOARD OF DIRECTORS OF HERITAGE HOLDINGS BELIEVES THAT BOTH PROPOSALS ARE IN THE BEST INTERESTS OF OUR COMMON UNITHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE LISTING PROPOSAL AND "FOR" THE AMENDMENT PROPOSAL. A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF OUR GENERAL PARTNER FOUND THE TRANSACTIONS WITH U.S. PROPANE TO BE FAIR TO, AND IN THE BEST INTERESTS OF, HERITAGE.

                               THE SPECIAL MEETING

TIME AND PLACE

         The special meeting will be held on           , 2002, beginning at
          local time at Bank of Oklahoma Tower, 7 West 2nd Street, 9th Floor, Tulsa, Oklahoma 74137.

PURPOSE

         At the special meeting, our common unitholders will act upon the following two proposals:

         o A proposal to approve (a) a change in the terms of our class B subordinated units to provide that each class B subordinated unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion. Upon approval of this proposal, all 1,382,514 outstanding class B subordinated units will automatically convert into 1,382,514 common units.

         o A proposal to amend our partnership agreement to make the current owner of our general partner, U.S. Propane, our new general partner in place of Heritage Holdings.

RECORD DATE

         Our general partner has fixed the close of business on            ,
2001 as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. Only holders of record of common units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of such common unitholders will be available for inspection in the offices of Heritage Propane Partners, L.P., 8801 South Yale Avenue, Suite 310, Tulsa Oklahoma 74137, during normal business hours upon written demand by any holder of our common units.

HOLDERS ENTITLED TO VOTE

         All unitholders who owned our common units at the close of business on
the record date,              , 2001, are entitled to receive notice of the
special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting; provided that, any person or group (other than our general partner and its affiliates) that owns beneficially 20% or more of all our common units may not vote on any matter and common units held by such holders are not considered to be outstanding.

         Each common unitholder is entitled to one vote for each common unit
owned on all matters to be considered. On              , 2001,
common units were issued and outstanding.

VOTE REQUIRED

         The Listing Proposal requires the approval of a majority of the common units cast at the special meeting, provided that the total votes cast on the Listing Proposal represent a majority of the common units entitled to vote. The Amendment Proposal requires the approval of a majority of common units entitled to vote and outstanding as of the record date and a majority of class B subordinated units entitled to vote and outstanding as of the record date, each voting as a separate class. A properly executed proxy submitted without instructions how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Listing Proposal and FOR the Amendment Proposal. A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted. Accordingly, an abstention, or the failure to vote at all, will have the effect of a vote against the Amendment Proposal. Therefore, your vote is important and we urge you to vote. Neither the Listing Proposal nor the Amendment Proposal is conditioned on the approval of any other proposal.

         Our general partner, U.S. Propane and the former stockholders of our general partner hold 4,105,977, 372,392 and 1,337,426 of our common units, respectively, or an aggregate of 40.8% of our outstanding common units. U.S. Propane and the former stockholders of our general partner have agreed to vote their combined 1,534,206 common units received in the transactions with U.S. Propane in proportion to the votes cast on the Listing Proposal by other holders and our general partner has stated its intention to vote all of its common units in favor of the Listing Proposal. The former stockholders have also stated their intention to vote all of their remaining 175,612 common units in favor of the Listing Proposal. These parties have also stated their intention to vote all of their common units in favor of the Amendment Proposal. The approval of these proposals by our general partner, U.S. Propane and the former stockholders of our general partner is not sufficient to approve these proposals. Thus, we encourage you to take part in the decision process by voting by proxy or at the special meeting. The class B subordinated unitholders have already unanimously approved the Amendment Proposal and are not required to approve the Listing Proposal.

         Under New York Stock Exchange rules, brokers who hold common units in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of such common units, brokers may elect to not vote such common units with respect to the approval and adoption of a proposal, known as "broker non-votes." Since an affirmative vote of holders of a majority of the common units is required to approve the Amendment Proposal, a broker non-vote will have the effect of a vote against the Amendment Proposal. Assuming that the votes cast on the Listing Proposal constitute a majority of the votes entitled to be cast, a broker non-vote will not have any effect on the Listing Proposal since its approval requires the support of only a majority of the votes cast.

QUORUM

         If a majority of our outstanding common units on the record date is present in person or by proxy at the special meeting, that majority will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

         o        are present and vote in person at the meeting; or

         o        have properly submitted a proxy card.

         Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the special meeting.

REVOCATION OF PROXIES

         Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Heritage Holdings either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and so request. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

SOLICITATION

         The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by our partnership. In addition to the use of the mails, proxies may be solicited by employees of the general partner, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Innisfree M&A Incorporated to aid in the solicitation of proxies. We will pay to third parties a total of approximately $15,000, plus out of pocket expenses, for all of these services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

ADJOURNMENT

         The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies).

NO UNITHOLDER PROPOSALS

         Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner can make a proposal at the meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners' limited liability under the Delaware Act or the law of any other state in which we are qualified to do business.

DISSENTER'S RIGHTS

         We were formed under the laws of the State of Delaware. Under those laws, dissenters' rights are not available to our common unitholders with respect to the matters to be voted on at the special meeting.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT
INFORMATION. THIS PROXY STATEMENT IS DATED             , 2001. YOU SHOULD ASSUME
THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

         THIS PROXY STATEMENT INCORPORATES BY REFERENCE CERTAIN DOCUMENTS CONCERNING HERITAGE PROPANE PARTNERS, L.P. THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. HERITAGE PROPANE PARTNERS, L.P. UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMMON UNITS, TO WHOM

THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO HERITAGE PROPANE PARTNERS, L.P., 8801 SOUTH YALE AVENUE, SUITE 310, TULSA, OKLAHOMA 74137, ATTENTION: LARRY J. DAGLEY, (918) 492-7272. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY
          , 2002.

                           FORWARD-LOOKING STATEMENTS

         This proxy statement contains statements that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act. In general, any statement other than a statement of historical fact is a forward looking statement. These statements appear in a number of places in this proxy statement and include statements regarding our plans, beliefs, estimates, projections and expectations. Actual results may differ materially from those anticipated or projected by forward-looking statements. Any differences could result from a variety of factors, including, among others:

         o changes in general economic conditions in the United States as well as changes in general economic conditions and currencies in foreign countries;

         o weather conditions that vary significantly from historically normal conditions;

         o        our success in hedging our positions;

         o the general level of petroleum product demand, and the availability of propane supplies;

         o energy prices generally and specifically, the price of propane to the consumer compared to the price of alternative and competing fuels;

         o competition from other propane distributors and alternate fuels;

         o        the availability and cost of capital;

         o changes in laws and regulations to which we are subject, including tax, environmental and employment regulations;

         o our ability to generate available cash for distribution to unitholders;

         o the costs and effects of legal and administrative proceedings against us or which may be brought against us;

         o        our ability to sustain historical levels of internal growth;
                  and

         o our ability to continue to locate and acquire other propane companies at purchase prices that are accretive to our financial results.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. (Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.) You may also read and copy any of these documents at either of the following Regional Offices of the Commission: New York Regional Office, 233 Broadway, New York, New York 10279 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material may be obtained by mail at prescribed rates from the Public Reference

Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our common units are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our filings also are available to the public at the Commission's web site at http://www.sec.gov. You may also request a copy of our filings by contacting our Secretary, c/o Heritage Propane Partners, L.P., 8801 South Yale Avenue, Suite 310, Tulsa, Oklahoma 74137.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Heritage Propane Partners, L.P. with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated herein by reference:

         (a) Annual Report on Form 10-K for the fiscal year ended August 31, 2001; and

         (b) The description of the common units in our registration statement on Form 8-A (File No. 1-11727) filed pursuant to the Securities Exchange Act of 1934 on May 14, 1996 and any amendments or reports filed to update the description.

         All documents filed by Heritage Propane Partners, L.P. pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

                                                                         ANNEX A

                                 AMENDMENT NO. 3
                                       TO
              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         HERITAGE PROPANE PARTNERS, L.P.

         This Amendment (this "Amendment") to the Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), dated as of June 27, 1996, as amended as of August 9, 2000 and as of January 5, 2001 (as so amended, the "Partnership Agreement"), is entered into effective as of _____________ by Heritage Holdings, Inc., a Delaware corporation ("HHI"), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership, and U.S. Propane, L.P., a Delaware limited partnership ("U.S. Propane"), as the successor general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

                                    RECITALS

         WHEREAS, this Amendment has been approved by the requisite vote of the Partners of the Partnership;

         NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

         SECTION 1. CONVERSION TRANSACTIONS. The following transactions shall occur immediately after execution hereof:

         1. 158,026 of the Common Units owned by U.S. Propane will be converted into a 1% General Partner Partnership Interest in the Partnership and into the Incentive Distribution Rights (less those Incentive Distribution Rights previously converted into Class C Units) and U.S. Propane will be admitted as a successor General Partner of the Partnership.

         2. The 1% General Partner Partnership Interest in the Partnership and the Incentive Distribution Rights owned by HHI (which do not include those Incentive Distribution Rights previously converted into Class C Units) will be converted into 158,026 Common Units and HHI will withdraw as a general partner of the Partnership.

         3. HHI will contribute its 1.0101% General Partner Partnership Interest in the Operating Partnership to the Partnership in exchange for 162,913 Common Units.

         SECTION 2. INAPPLICABILITY OF SECTION 11.3. The provisions of Section
11.3 (other than the last sentence of Section 11.3(a)) shall not be applicable to the withdrawal of HHI as a general partner of the Partnership and the Operating Partnership and the only amounts due to HHI for its Combined Interest shall be as set forth in this Amendment, Amendment No. 1 and Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership.

         SECTION 3. ASSUMPTION OF GENERAL PARTNER RIGHTS AND DUTIES. U.S. Propane hereby agrees to assume the rights and duties of the General Partner under the Partnership Agreement.

         SECTION 4. RATIFICATION OF PARTNERSHIP AGREEMENT. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

         SECTION 5. GOVERNING LAW. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

         SECTION 6. COUNTERPARTS. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

         IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

                                       GENERAL PARTNER:


                                            Heritage Holdings, Inc.


                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------



                                       LIMITED PARTNERS:


                                            All Limited Partners now and
                                            hereafter admitted as limited
                                            partners of the Partnership,
                                            pursuant to Powers of Attorney now
                                            and hereafter executed in favor of,
                                            and granted and delivered to, the
                                            General Partner.


                                            By: Heritage Holdings, Inc., General
                                            Partner, as attorney-in-fact for all
                                            Limited Partners pursuant to the
                                            Powers of Attorney granted pursuant
                                            to Section 2.6 of the Partnership
                                            Agreement.

                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------


                                       SUCCESSOR GENERAL PARTNER:

                                       U.S. Propane, L.P.

                                       By: U.S. Propane, L.L.C.
                                            its general partner


                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                                                         ANNEX B

                                 AMENDMENT NO. 2
                                       TO
              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                            HERITAGE OPERATING, L.P.

         This Amendment No. 2 (this "Amendment") to the Amended and Restated Agreement of Limited Partnership of Heritage Operating, L.P., a Delaware limited partnership (the "Partnership"), dated as of June 27, 1996 and amended as of August 10, 2000 (as so amended, the "Partnership Agreement"), is entered into
effective as of               by Heritage Holdings, Inc., a Delaware corporation
("HHI"), as the general partner of the Partnership, Heritage Propane Partners, L.P., a Delaware limited partnership (the "MLP"), as a limited partner of the Partnership, and U.S. Propane, L.P., a Delaware limited partnership ("U.S. Propane"), as a limited partner and the successor general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

                                    RECITALS

         WHEREAS, this Amendment has been approved by the requisite vote of the Partners of the Partnership and the MLP;

         NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

         SECTION 1. CONVERSION TRANSACTIONS. The following transactions shall occur immediately after execution hereof:

         1. The 1.0101% Limited Partner Partnership Interest in the Partnership owned by U.S. Propane will be converted into a 1.0101% General Partner Partnership Interest in the Partnership and U.S. Propane will be admitted as a successor General Partner of the Partnership.

         2. Upon the contribution by HHI of its 1.0101% General Partner Partnership Interest in the Partnership to the MLP in exchange for 162,913 Common Units, the MLP will be admitted as a successor General Partner of the Partnership and HHI will withdraw as a General Partner of the Partnership.

         3. The 1.0101% General Partner Partnership Interest in the Partnership owned by the MLP will be converted into a 1.0101% Limited Partner Partnership Interest in the Partnership and the MLP will withdraw as a General Partner of the Partnership.

         SECTION 2. INAPPLICABILITY OF SECTION 11.3. The provisions of Section
11.3 (other than Section 11.3(b)) shall not be applicable to the withdrawal of HHI as a general partner of the Partnership and the only amounts due to HHI for its Partnership Interest shall be as set forth in this Amendment and Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of the MLP.

         SECTION 3. ASSUMPTION OF GENERAL PARTNER RIGHTS AND DUTIES. U.S. Propane hereby agrees to assume the rights and duties of the General Partner under the Partnership Agreement.

         SECTION 4. RATIFICATION OF PARTNERSHIP AGREEMENT. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

         SECTION 5. GOVERNING LAW. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

         SECTION 6. COUNTERPARTS. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

         IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

                                       GENERAL PARTNER:


                                            Heritage Holdings, Inc.


                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------



                                       LIMITED PARTNERS:

                                            Heritage Propane Partners, L.P.


                                            By: Heritage Holdings, Inc.,
                                                its general partner

                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------



                                            U.S. Propane, L.P.

                                            By: U.S. Propane, L.L.C.,
                                            its general partner


                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------


                                       U.S. PROPANE, L.P.

                                            By: U.S. Propane, L.L.C.,
                                            its general partner


                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                      PROXY
                         HERITAGE PROPANE PARTNERS, L.P.
                        SPECIAL MEETING -          , 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             HERITAGE HOLDINGS, INC.

         The undersigned, whose signature appears on the reverse, hereby appoints H. Michael Krimbill and Larry J. Dagley or each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units of Heritage Propane Partners, L.P. which the undersigned would be entitled to vote if personally present at the special meeting to be held on
          , 2002, and at any and all adjournments thereof, on all matters that may properly come before the special meeting.

         Your common units will be voted as directed on this card. IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN FOR ANY ITEM, IT WILL BE VOTED IN FAVOR OF BOTH ITEMS.

         Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

         If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

         YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP HERITAGE PROPANE PARTNERS, L.P. AVOID ADDITIONAL EXPENSES.

                  (Continued and to be signed on reverse side)

                                SEE REVERSE SIDE

                                   DETACH HERE

[X]

PLEASE MARK VOTES
AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS OF HERITAGE HOLDINGS, INC., OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

         1. A proposal to (a) approve a change in the terms of our class B subordinated units to provide that each class B subordinated unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

                  [ ]                         [ ]                          [ ]
                  FOR                       AGAINST                      ABSTAIN

         2. A proposal to amend our partnership agreement to make the current owner of our general partner, U.S. Propane, L.P., our new general partner in place of Heritage Holdings, Inc.

                  [ ]                         [ ]                          [ ]
                  FOR                       AGAINST                      ABSTAIN




                                       MARK HERE FOR COMMENTS OR ADDRESS CHANGE
                                       AND NOTE ON REVERSE SIDE [ ]

                                       NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                              Date:
          ------------------------           -----------

Signature:                              Date:
          ------------------------           -----------